JNL/AQR Risk Parity Fund Ltd.

Administration Agreement

This Agreement is made as of April 27, 2015, between JNL/AQR Risk Parity Fund Ltd., an exempt company organized under the Companies law of the Cayman Islands (“Company”), and a wholly-owned subsidiary of JNL/AQR Risk Parity Fund (“Fund”), a series of Jackson Variable Series Trust (“Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”).

Whereas, the Administrator represents that it has entered into an Administration Agreement dated as of April 27, 2015, with the Trust;

Whereas, the Company is a wholly owned subsidiary of the Fund;

Whereas, Jackson National Asset Management, LLC is contemporaneously entering into a separate advisory agreement with respect to providing advisory services to the Company; and

Whereas, the Company desires to retain the Administrator to furnish administrative services to the Company, and the Administrator is willing to furnish such services,

Now, Therefore, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

1.  Services Of The Administrator

1.1 Administrative Services. The Administrator shall supervise the Company’s business and affairs and shall provide such services required for effective administration of the Company as are not provided by employees or other agents engaged by the Company; provided, that the Administrator shall not have any obligation to provide under this Agreement any direct or indirect services to the Fund as the Company’s sole owner, or any other services that are the subject of a separate agreement or arrangement between the Trust and or the Fund, and the Administrator. Subject to the foregoing, in providing administrative services hereunder, the Administrator shall:

1.1.1 Office Space, Equipment and Facilities. Furnish without cost to the Company, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Company’s needs;

1.1.2 Personnel. Provide, without remuneration from or other cost to the Company, the services of individuals competent to perform all of the Company’s, administrative and clerical functions that are not performed by employees or other agents engaged by the Company or by the Administrator acting in some other capacity pursuant to a separate agreement or arrangement with the Company or the Fund;

1.1.3 Agents. Assist the Company in selecting and coordinating the activities of the other agents engaged by the Company, including, where required, the Company’s custodian, and legal counsel;

1.1.4 Directors and Officers. Authorize and permit the Administrator’s managing Board members, officers or employees who may be elected or appointed as Directors or officers of the Company to serve in such capacities, without remuneration from or other cost to the Company;

1.1.5 Books and Records. Ensure that all financial, accounting and other records required to be maintained and preserved by the Company are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations; and

1.1.6 Reports and Filings. Assist in the preparation of all periodic reports by the Company and all reports and filings required to maintain the qualification of the Company and the Company’s shares, or to meet other regulatory or tax requirements applicable to the Company, under applicable law, including tax laws.

2.  Expenses Of The Company

2.1 Expenses to Be Paid by the Company or Administrator. The Administrator shall bear all expenses incurred by it in connection with the performance of its services under this Agreement. The Company will bear the costs of all other expenses to be incurred in its operations, unless voluntarily assumed by the Administrator, If the Administrator pays or assumes any expenses of the Company not required to be paid or assumed by the Administrator under this Agreement, the Administrator shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Company under any separate agreement or arrangement between the parties.

        2.1.1 Custody. All charges of depositories, custodians, transfer agents, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property, except overdraft charges and interest expense;

2.1.2 Company Accounting Servicesand Company Share Valuation. All expenses for accounting services to compute the Company’s NAV per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Company’s investments;

2.1.3 Communications. All charges for equipment or services used for communications between the Administrator or the Company and any custodian, shareholder servicing agent, accounting services agent, or other agent engaged by the Company;

2.1.4 Legal and Accounting Fees. Where required, all charges for services and expenses of the Company’s legal counsel and independent auditors. And in addition, all audit and tax return related charges and expenses;

2.1.5 Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Directors, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Company in a manner approved by the Directors, excluding, however, the expenses of the Directors’ Errors & Omission policy;

2.1.6 Salaries. All salaries, expenses and fees of the officers, Directors, or employees of the Company who are officers, directors or employees of the Administrator or its affiliates.

2.2 Expenses to Be Paid by the Company. The Company shall bear all expenses of its operation, except those specifically allocated to the Administrator under this Agreement or under any separate agreement between the Company and the Administrator. Expenses to be borne by the Company shall include both expenses directly attributable to the operation of the Company and the offering of its shares. Subject to any separate agreement or arrangement between the Company and the Administrator, the expenses hereby allocated to the Company, and not to the Administrator, include, but are not limited to:

2.2.2 Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale or lending of the Company’s securities;

2.2.3 Taxes. All taxes or governmental fees or accounting related services payable by or with respect to the Company to any governmental agencies, domestic or foreign, including stamp or other transfer taxes;

2.2.4 Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Company is a party and the expenses the Company may incur as a result of its legal obligation to provide indemnification to its Directors, officers, and agents;

2.2.5 License Fees. All license fees for the Company;

2.2.6 Directors Errors and Omission Policy. For all expenses of the Directors’ Errors & Omission policy.

2.2.7 Short Sales. All costs associated with the Company’s short sales on equity securities, including but not limited to dividend expenses and interest.

3.  Administration Fee

3.1 Fee. As compensation for all services rendered, facilities provided, and expenses paid or assumed by the Administrator to or for the Company under this Agreement, the Administrator agrees to accept as full compensation therefor a single fee, accrued daily and payable, with respect to the amount so accrued each month, on the first business day of the next succeeding month, equal to 0.15% of the Company’s average daily net assets.

4.  Ownership Of Records

All records required to be maintained and preserved by the Company and maintained and preserved by the Administrator on behalf of the Company are the property of the Company and shall be surrendered by the Administrator promptly on request by the Company; provided, that the Administrator may at its own expense make and retain copies of any such records.

5.  Reports To Administrator

The Company shall furnish or otherwise make available to the Administrator such copies of the Company’s financial statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6.  Reports To The Company

The Administrator shall prepare and furnish to the Company such reports, statistical data and other information in such form and at such intervals as the Company may reasonably request.

7.  Ownership Of Software And Related Materials

All computer programs, written procedures and similar items developed or acquired and used by the Administrator in performing its obligations under this Agreement shall be the property of the Administrator, and the Company shall not acquire any ownership interest therein or property rights with respect thereto.

8.  Confidentiality

The Administrator agrees, on its own behalf and on behalf of its employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relate to the Company or to any prospective owners, except that the Administrator may deliver records or divulge information (a) when requested to do so by duly constituted authorities after prior notification to and approval in writing by the Company (which approval will not be unreasonably withheld and may not be withheld by the Company where the Administrator advises the Company that it may be exposed to civil or criminal contempt proceeding or other penalties for failure to comply with such request) or (b) whenever requested in writing to do so by the Company.

9. The Administrator’s Actions In Reliance On Company’s Instructions, Legal Opinions, Etc.; Company’s Compliance With Laws.

9.1 The Administrator may at any time apply to an officer of the Company for instructions, and may consult with legal counsel for the Company or with the Administrator’s own legal counsel, in respect of any matter arising in connection with this Agreement; and the Administrator shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel. The Administrator shall be protected in acting upon any such instructions, advice, or opinion and upon any other paper or document delivered by the Company or such legal counsel which the Administrator believes to be genuine and to have been signed by the proper person or persons, and the Administrator shall not be held to have notice of any change of status or authority of any officer or representative of the Company, until receipt of written notice thereof from the Company.

9.2 Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to the Company by the Administrator, the Company assumes full responsibility for the preparation, contents, filing and distribution of its documents or actions required for compliance with all applicable requirements of any applicable laws, rules and regulations of governmental authorities having jurisdiction over the Company. The Company agrees to cooperate in compliance with any applicable laws of the United States with which Administrator is required to comply.

10. Services To Other Clients

Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render administrative or shareholder services to other investment companies or exempt companies organized under the Companies law of the Cayman Islands or the laws of any other jurisdiction, to act as administrator to other persons, firms, or corporations, or to engage in other business activities.

11. Limitation Of Liability Regarding The Company

The Administrator shall look only to the assets of the Company for performance of this Agreement by the Company, and neither the Directors, officers, employees or agents, whether past, present or future shall be personally liable therefor.

12. Indemnification By The Company

The Company shall indemnify the Administrator and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrator that result from (i) any claim, action, suit or proceeding in connection with the Administrator’s entry into or performance of this Agreement with respect to the Company; or (ii) any action taken or omission to act committed by the Administrator in the performance of its obligations hereunder with respect to the Company; or (iii) any action of the Administrator upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Company; provided, that the Administrator shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence or misconduct on the part of the Administrator or its employees, agents or contractors. Before confessing any claim against it which may be subject to indemnification by the Company hereunder, the Administrator shall give the Company reasonable opportunity to defend against such claim in its own name or in the name of the Administrator.

13. Indemnification By The Administrator

The Administrator shall indemnify the Company and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Company which result from (i) the Administrator’s failure to comply with the terms of this Agreement with respect to the Company; or (ii) the Administrator’s lack of good faith in performing its obligations hereunder with respect to the Company; or (iii) the Administrator’s gross negligence or misconduct or its employees, agents or contractors in connection herewith with respect to the Company. The Company shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Company or its employees, agents or contractors other than the Administrator, unless such negligence or misconduct results from or is accompanied by gross negligence or misconduct on the part of the Administrator, any affiliated person of the Administrator, or any affiliated person of an affiliated person of the Administrator. Before confessing any claim against it which may be subject to indemnification hereunder, the Company shall give the Administrator reasonable opportunity to defend against such claim in its own name or the name of the Company.

14. Effect Of Agreement

Nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Memorandum of Association and Articles of Association, or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Directors of their responsibility for and control of the conduct of the business and affairs of the Company.

15. Term Of Agreement

The term of this Agreement shall begin on the date first above written and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through December 31, 2015. Thereafter, in each case this Agreement shall continue in effect with respect to the Company from year to year through December 31st, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance is approved at least annually by vote or written consent of the Directors, and provided further, that neither party has terminated the Agreement in accordance with Section 17. The Administrator shall furnish the Company, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

16. Amendment Or Assignment Of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized by resolution of the Directors or (ii) by vote of a majority of the outstanding voting securities of the Company.

This Agreement shall terminate automatically and immediately in the event of its assignment; provided, that with the consent of the Company, the Administrator may subcontract to another person any of its responsibilities with respect to the Company.

17. Termination Of Agreement

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon at least sixty days’ prior written notice to the other party.

18. Use Of Name

The Company hereby agrees that if the Administrator shall at any time for any reason cease to serve as administrator to the Company, and when requested by the Administrator, thereafter the Company will refrain from using the name “Jackson National Asset Management, LLC” or “JNAM” in connection with its business or activities, and the foregoing agreement by the Company shall survive any termination of this Agreement and any extension or renewal thereof.

19. Choice Of Law

This Agreement is made and to be principally performed in the State of Michigan, and except insofar as other laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Michigan.

20. Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

21. Execution On Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

JNL/AQR Risk Parity Fund Ltd.

Attest:	/s/ Kelly L. Crosser	By:	/s/ Daniel W. Koors
	Kelly L. Crosser		Daniel W. Koors
Director, Chief Financial Officer and Treasurer

Jackson National Asset Management, LLC

Attest:	/s/ Kelly L. Crosser	By:	/s/ Mark D. Nerud
	Kelly L. Crosser		Mark D. Nerud
President and Chief Executive Officer